Exhibit 10.2.1

CONN’S, INC.

2003 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made this      day of                     , 2004, between CONN’S, INC., a Delaware corporation (the “Company”), and             , a Non-Employee Director of the Company (the “Optionee”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Conn’s, Inc. 2003 Non-Employee Director Stock Option Plan (the “Plan”).

W I T N E S S E T H :

WHEREAS, the Company desires to carry out the purposes of the Plan by affording the Optionee the opportunity to purchase shares of Company common stock (“Shares”);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to Optionee the right and option (the “Option”) to purchase an aggregate of              Shares, such Shares being subject to adjustment as provided in Paragraph 7, on the terms and conditions herein set forth. This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2. Term of Option. This Option shall remain exercisable until the earlier to occur of              or three (3) years after the termination of the Optionee’s service on the Board.

3. Purchase Price. The purchase price of the Shares shall be $             per Share.

4. Exercise of Option. Unless this Option has expired as provided in Paragraph 2, this Option may be exercised from time to time after the date first set forth above (the “Date of Grant”) to the extent of Shares that have vested in accordance with the vesting schedule set forth below. The Optionee’s right to exercise the Option accrues only in accordance with the following vesting schedule except as otherwise provided in Paragraph 6.

Vesting Date	Portion of Shares that are Vested on and After the Vesting Date and Before the Next Vesting Date
_________________________	33.33%
_________________________	33.33%
_________________________	33.33%

5. Manner of Exercise, Payment of Purchase Price.

(a) Subject to the terms and conditions of this Agreement, the Option shall be exercised by written notice to the Chief Financial Officer of the Company at its principal office. Such notice shall state the election to exercise the Option and specify the number of Shares to be purchased. Such notice of exercise shall be signed by Optionee and shall be irrevocable when given.

(b) The notice of exercise shall be accompanied by full payment of the purchase price for the Shares to be purchased. The purchase price may be paid by cash or check or any combination thereof.

(c) Upon receipt of the purchase price, and subject to the terms of Paragraph 11, the certificate or certificates representing the Shares purchased shall be registered in the name of the person or persons so exercising the Option. If the Option shall be exercised by Optionee and, if Optionee shall so request in the notice exercising the Option, the Shares shall be registered in the name of Optionee and his spouse as joint tenants with right of survivorship, and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6. Acceleration of Vesting and Exercise Dates. The other provisions of this Agreement notwithstanding and pursuant to Paragraph 17 of the Plan:

(a) In the event of a proposed dissolution or liquidation of the Company and at the discretion of the Administrator, this Option may be immediately exercised for the entire number of Shares covered hereby until fifteen (15) days prior to such dissolution or liquidation;

(b) In the event of a Merger Transaction in which this Option shall not be assumed or an equivalent option issued as a substitute by a successor entity, the Administrator shall notify the Optionee in writing that this Option shall be exercisable for the entire number of Shares covered hereunder for a period of fifteen (15) days from the date of such notice; or

(c) In the event of a Merger Transaction that constitutes a Change of Control in which this Option is assumed or an equivalent option is issued by a successor entity, an Involuntary Termination of the Optionee within one (1) year after the effective date of the Change of Control shall cause this Option or the equivalent substitute option to be immediately exercisable for the full number of Shares covered hereunder.

7. Adjustments of Shares Subject to Option. The Shares subject to the Option shall be adjusted from time to time as set forth in Paragraph 17 of the Plan. The determination of any such adjustment by the Committee shall be final, binding and conclusive.

8. No Contract. This Agreement does not constitute a contract for employment or service.

9. Rights as Shareholder. This Option shall not entitle Optionee to any rights of a shareholder of the Company or to any notice of proceedings of the Company with respect to any Shares issuable upon exercise of this Option unless and until the Option has been exercised for such Shares and such Shares have been registered in the Optionee’s name upon the stock records of the Company.

10. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Law.

11. Restriction on Issuance of Shares. The Company shall not be required to issue or deliver any certificates for Shares purchased upon the exercise of an Option prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable; and (iii) the determination by the Committee that Optionee has tendered to the Company any federal, state or local tax owed by Optionee as a result of exercising the Option when the Company has a legal liability to satisfy such tax. In addition, if the Common Stock reserved for issuance upon the exercise of Options shall not then be registered under the Securities Act of 1933, the Company may upon Optionee’s exercise of an Option, require Optionee or his permitted transferee to represent in writing that the Shares being acquired are for investment and not with a view to distribution, and may mark the certificate for the Shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the Company’s transfer agent (if applicable).

12. Lapse of Option. This Agreement shall be null and void in the event Optionee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Optionee.

13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14. Governing Instrument and Entire Agreement. This Option and any Shares issued hereunder shall in all respects be governed by the terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan (a copy of which is attached), the terms of the Plan shall control. There are no oral agreements between the parties relating to the subject matter hereof, and this Agreement and the terms of the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended except by written agreement executed by the Company and Optionee.

CONN’S, INC.

By:
	Name:	Thomas J. Frank
	Title:	Chairman and Chief Executive Officer
Accepted and Agreed:

OPTIONEE:

Date:

Optionee’s Printed Name

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